www.genpt.com

News Release

February 21, 2023

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces
67th Consecutive Year of Increased Dividends

2023 Dividend Increases 6%

ATLANTA – Genuine Parts Company (NYSE: GPC) announced today a 6% increase in its regular quarterly cash dividend for 2023. At its February 21, 2023 meeting, GPC’s Board of Directors increased the cash dividend payable to an annual rate of $3.80 per share from $3.58 per share in 2022. The quarterly cash dividend of ninety-five cents ($0.95) per share is payable April 3, 2023 to shareholders of record March 3, 2023. GPC has paid a cash dividend every year since going public in 1948, and 2023 marks the 67th consecutive year of increased dividends paid to shareholders.

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal. The company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the company serves its global customers from an extensive network of more than 10,000 locations in 17 countries and has approximately 58,000 employees. Further information is available at www.genpt.com.

Investor contact:	Media contact:
Sid Jones 678.934.5628	Heather Ross 678.934.5220
Senior Vice President - Investor Relations	Vice President - Strategic Communications

Source: Genuine Parts Company